EXHIBIT 10.3

April 15, 2010

Nancy Boisvert
#110-108 Edgeridge Terr. NW
Calgary, AB
Canada
T3A 6C4

Dear Nancy:

Re:  Employment Offer

MoneyMinding International Inc. is pleased to offer you a job as President.  We trust that your knowledge, skills and experience will be among our most valuable assets.  Should you accept this job offer, you will be eligible to receive the following beginning on your hire date.

Base Salary: Will be paid in monthly installments of $15,000, which is equivalent to $180,000 on an annual basis, and subject to deductions for taxes and other withholdings as required by law or the policies of the company.  This salary will be paid at the discretion of the company.  Any amounts not paid and due to you will incur interest at the rate of 10% annually and will be paid in common shares of the company at a 50% discount to the market price at that time of issuance.

Bonus Potential: Based upon the goals and objectives agreed to in the corporate business plan and upon approval by the Board of Directors, you may be eligible for a bonus of cash and corporate stock. The bonus plan for this year and beyond, should such a plan exist, will be based on the formula determined by the company and approved of by the Board of Directors for that year.

Non-Compete Clause: At all times while this agreement is in force and for three (3) years after its expiration or termination, you agree to refrain from disclosing the Company’s customer lists, trade secrets, or other confidential material. Additionally, you agree to take reasonable security measures to prevent accidental disclosure and industrial espionage.

Confidentiality:

During your employment and following termination of employment with MoneyMinding International Inc. (for any reason), you agree never to disclose, directly or indirectly, information acquired by you concerning MoneyMinding International Inc., technology, trade secrets, systems or other confidential information regarding the property, business or affairs of MoneyMinding International Inc. or its affiliates.

To accept this job offer, sign and date this employment offer where indicated below.

If you accept this job offer, you will be expected to give your full time and attention to your duties and obligations as President and your hire date will be effective immediately.

Sincerely,

Tracy Piercy, CFP

CEO

MoneyMinding International Inc.
1-877-764-6444

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Accept Job Offer

By signing and dating this letter below, I, Nancy Boisvert, accept the job offer of President of MoneyMinding International Inc.

Signature:__________________Date:_____________

MoneyMinding International Inc.
1-877-764-6444

Ask Better Questions, Get Better Results